                                    [LETTERHEAD]




The Board of Directors
@Entertainment, Inc.:


We consent to the use of our report included herein and to the reference to our firm under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in the prospectus.

KPMG

Warsaw, Poland
May 13, 1999